CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form N1-A of our reports dated January 8, 2008, relating to the financial statements and financial highlights included in the Annual Report to Shareholders and the investment portfolios included in Item 6 of Form N-CSR of Capital World Growth and Income Fund, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Los Angeles, CA
June 26, 2008